Appleton Reports First Quarter 2012 Results

APPLETON, Wis., May 7, 2012 /PRNewswire/ --

  Net sales of $219.6 million up nearly 1% compared to first quarter 2011
  Net sales of thermal papers up over 11%; shipments up more than 6%
  Net sales of carbonless papers down almost 5%; shipments down approximately 6%
  Net sales of Encapsys® down nearly 14%; shipments down approximately 17%
  Approved strategic, long-term agreement to buy base paper from Domtar
  Restructuring expense and other costs totaling $61.3 million related to ceasing papermaking at the mill in West Carrollton, Ohio
  Operating income down $2.0 million, excluding one-time items

Appleton's first quarter 2012 net sales of $219.6 million increased 0.7% compared to first quarter 2011 net sales of $218.0 million. The Company achieved strong revenue growth in the thermal papers segment where an 11.1% increase in net sales offset the decrease in sales for carbonless papers and Encapsys.

Appleton reported a first quarter 2012 operating loss of $49.8 million compared to operating income of $10.3 million during first quarter 2011. Current year results include restructuring expense and other costs totaling $61.3 million related to ceasing papermaking operations at its West Carrollton, Ohio mill. The 2011 first quarter results included a $3.2 million litigation settlement expense.

Strong start for the year
Mark Richards, Appleton's chairman, president and chief executive officer, said an excellent performance by the Company's thermal papers segment enabled Appleton to exceed sales and profit expectations for the quarter, excluding restructuring expense and other related costs. While shipments of thermal receipt paper declined more than 3% compared to first quarter 2011, volume for the Company's tag, ticket and entertainment (TLE) products, rose nearly 20%, led by an increase of more than 50% for shipments to international markets. "Our thermal segment continues to achieve strong growth, especially our TLE products," said Richards. "Capturing that growth is consistent with our strategy to place greater focus on TLE product sales while improving the profitability of our thermal papers receipt business."

Richards said the growth of Appleton's thermal papers segment has helped to offset the decline of the carbonless segment. He added that there were no surprises with the performance of the Company's carbonless segment, whose shipments declined 6% compared to first quarter 2011. "Fundamental objectives for all our segments are to reduce waste, improve operating efficiencies, reduce working capital, and provide the best product quality," Richards said. "We have performed well."

Also consistent with those objectives was Appleton's February announcement of a 15-year supply agreement in which Domtar will supply Appleton with most of the uncoated base paper the Company needs to produce its thermal, carbonless and other specialty paper products. The agreement will help Appleton stabilize a significant expenditure and enable the Company to shed old, high-cost, non-integrated papermaking assets. In June, Appleton will cease recycled fiber processing and paper production at its West Carrollton mill. The Company will continue to operate the world-class thermal paper coating operations installed there in 2008.

"Our agreement with Domtar is part of a transformation that will have us place greater focus on our core capabilities of coating formulations and applications, and specialty chemicals," Richards stated. Richards noted that sales and shipments for the Company's specialty chemical segment, Encapsys, were down approximately 14% and 17% respectively compared to first quarter 2011 due to weak economic conditions that reduced demand in the short-term for customer products using Encapsys microencapsulation.

First Quarter Business Unit Results (dollars in thousands):

	Net Sales for the		Operating (Loss) Income for the
	Three Months Ended		Three Months Ended
	April 1, 2012	April 3, 2011	April 1, 2012	April 3, 2011

Carbonless Papers	$ 113,547	$ 119,296	$ (27,144)	$ 9,539
Thermal Papers	98,833	88,927	(21,713)	2,528
Encapsys	13,329	15,476	2,143	3,932
Other (Unallocated)	--	--	(2,134)	(4,809)
Intersegment (a)	(6,079)	(5,684)	(941)	(892)
	$ 219,630	$ 218,015	$ (49,789)	$ 10,298

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

In the paper business, first quarter 2012 net sales of $212.4 million were 2.0% higher than first quarter 2011. First quarter 2012 operating loss was $48.8 million compared to operating income of $12.1 million in first quarter 2011. Current year operating results include the previously-mentioned $61.3 million of restructuring expense and other related costs.

Carbonless Papers
First quarter 2012 carbonless net sales of $113.5 million were down 4.8%, compared to first quarter 2011, on lower shipment volumes of approximately 6%. The impact of the lower volumes, which were incurred entirely within the North American market, was partially offset by the benefits realized from favorable pricing.

First quarter 2012 operating loss of $27.1 million compared to operating income of $9.5 million in the same quarter last year. Lower shipment volumes, raw materials inflation and mill slowbacks, as well as restructuring expense and other related costs of $33.7 million, contributed to negative operating results.

Thermal Papers
Current quarter net sales of thermal papers increased 11.1%, compared to the prior year quarter, largely due to increased shipment volumes of over 6%. Strong demand for Appleton's TLE thermal products drove an increase in shipment volumes of nearly 20%.

An operating loss of $21.7 million was recorded during first quarter 2012. The positive impact of higher shipment volumes and favorable pricing was offset by higher raw material and utility costs and $27.6 million of restructuring expense and other related costs.

Encapsys
First quarter 2012 net sales of $13.3 million were $2.1 million, or 13.9%, lower than first quarter 2011. First quarter 2012 volumes were approximately 17% lower than the prior year due a weak global economy that reduced demand for customer products using Encapsys microencapsulation. Encapsys volumes were also affected by the continued decline in demand for carbonless papers.

First quarter operating income of $2.1 million was $1.8 million lower than last year's first quarter, largely due to the lower shipment volumes. The business also incurred $0.3 million in fees for strategic consulting services.

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. First quarter 2012 unallocated corporate expenses decreased by $2.7 million as first quarter 2011 included a $3.2 million litigation settlement expense.

Balance Sheet
At the end of first quarter 2012, the Company held cash balances totaling $7.0 million compared to cash balances of $7.2 million at year-end 2011. Excluding the restructuring reserve, working capital was flat for the quarter, $8.9 million was contributed to the pension fund and $1.1 million was invested in capital projects. The Company increased inventory by $7.8 million to support the transition to paper supplied by Domtar. Net debt was $505.0 million, up $0.5 million from year-end 2011. There was no outstanding balance on the revolving credit facility and the Company had approximately $86 million of liquidity at the end of the quarter. First quarter 2012 restructuring expense and other related costs of $61.3 million included $35.9 million of noncash expense related to decommissioning papermaking assets at West Carrollton. This reduced the carrying value of property, plant and equipment and the corresponding inventory of stores and spare parts.

Outlook
Appleton will continue to implement the supply agreement with Domtar during second quarter 2012. Implementation includes a planned inventory build that began in the first quarter and will peak in second quarter and help facilitate the Company's transition to Domtar paper during the remainder of the year.

Appleton expects to cease papermaking operations at the West Carrollton mill in June and reduce employment by approximately 335. Appleton will continue thermal paper coating at the site and employ approximately 110 people there. Carbonless paper coating conducted at West Carrollton is shifting to the Company's converting plant in Appleton, Wisconsin. Cash freed up from reduced working capital investment is expected to pay for most of the anticipated shutdown costs associated with the West Carrollton papermaking operation. Richards said the Company's second quarter results will begin to reflect the financial benefits associated with the supply agreement with Domtar.

Richards praised mill employees for maintaining their focus on quality, service and safety during the transition process. "The employees at West Carrollton are talented, dedicated people. Our decision to close papermaking operations at the mill has nothing to do with their performance. What has changed is the economics of the industry in which we compete," Richards said.

Richards said he expects demand for the Company's thermal paper products, to remain strong in both domestic and international markets. The Company expects slight improvement in sales for its Encapsys products during the second quarter as Appleton continues to advance products through its development process. Development partners Buckman, Clorox and Entropy Solutions are each field testing products that contain Encapsys microencapsulated components.

Appleton expects the cost of raw materials it buys, especially chemicals, will continue to rise during second quarter 2012. The Company will continue its intense focus on reducing waste, improving operational performance, increasing cash flow, and driving innovation.

Earnings release conference call
Appleton will host a conference call to discuss its first quarter 2012 results on Tuesday, May 8, 2012, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through May 21.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys® microencapsulation technology. The Company produces thermal, carbonless and security papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,800 people and is 100% employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seek" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appleton's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1
Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands) (unaudited)

	For the Three Months Ended	For the Three Months Ended
	April 1, 2012	April 3, 2011

Net sales	$ 219,630	$ 218,015
Cost of sales	209,612	171,164

Gross profit	10,018	46,851

Selling, general and administrative expenses	34,371	33,349
Restructuring	25,436	--
Litigation settlement	--	3,204

Operating (loss) income	(49,789)	10,298

Other expense (income)
Interest expense	15,007	16,150
Interest income	(12)	(37)
Foreign exchange gain	(267)	(973)
Other loss	112	--

Loss before income taxes	(64,629)	(4,842)
Provision for income taxes	65	355

Net loss	$ (64,694)	$ (5,197)

Other Financial Data:
Normal depreciation and amortization	$ 10,332	$ 12,134
Accelerated depreciation associated with restructuring	25,380	--

Table 2

Appleton Papers Inc.
Consolidated Balance Sheets
(dollars in thousands) (unaudited)

	April 1, 2012	December 31, 2011

Cash and cash equivalents	$ 7,033	$ 7,241
Accounts receivable	95,545	90,339
Inventories	100,422	102,527
Other current assets	56,021	54,724
Total current assets	259,021	254,831

Property, plant and equipment, net	290,393	324,665

Other long-term assets	60,428	62,422

Total assets	$ 609,842	$ 641,918

Accounts payable	$ 55,437	$ 51,766
Other current liabilities	114,282	95,311
Total current liabilities	169,719	147,077

Long-term debt	510,782	510,533

Other long-term liabilities	183,547	174,245
Total equity	(254,206)	(189,937)

Total liabilities & equity	$ 609,842	$ 641,918

CONTACT: Bill Van Den Brandt, Manager, Corporate Communications, +1-920-991-8613, bvandenbrandt@appletonideas.com